STEWART R. HOREJSI
                               200 South Santa Fe
                                Salina, KS 67401

                                 August 2, 2002



To the Board of Directors of First Financial Fund, Inc.:

     I have previously written you in connection with the Fund's bylaw provision which requires a 50% vote of shareholders to elect directors, and requested that the Board of Directors take action to remove the provision. I requested that you respond by August 2, but have never received the courtesy of a response. I am reiterating our request that the board remove the 50% bylaw provision.

     The bylaw has a number of defects. First, it permits incumbent directors to continue in office on a perpetual basis even after losing an election. Indeed, the bylaw would permit an incumbent director to continue in office even if that director did not receive a single vote at the annual shareholders meeting and was opposed by every single shareholder who voted. An opposing candidate could receive 11.8 million votes from shareholders, and the Fund would simply ignore those shareholders and retain the incumbent director.

     I have heard the bylaw defended on the grounds that it has been in the Fund's bylaws for a number of years. Frankly I think that argument entirely misses the point. Errors of omission are equally offensive as errors of commission. The Board of Directors is fully empowered to amend the Fund's bylaws and failure to take action simply because the Fund's lawyers - many years ago - took it upon themselves to include this bylaw is inexcusable. The only thing that is suggested by the fact that this provision has been in the Fund's bylaws for many years is that the Fund may not have complied with SEC guidelines requiring corporate provisions with an anti-takeover effect be identified as such to shareholders.

     You should also focus on the fact that the Fund's bylaws prohibit the Fund's shareholders from amending the 50% bylaw without an 80% vote of all outstanding shareholders. You will recall that the Fund had difficulty achieving a 50% vote a few years ago and had to adjourn the shareholders' meeting in order to round up a few more votes. Needless to say, a requirement for an 80% vote is, quite simply, impossible to achieve and is intended to be impossible by the drafters of the provision. This restriction on the ability to amend the bylaw simply confirms that the Fund's bylaws are being used to build a fortress around the incumbent directors and officers.

     Interestingly, I have not heard the bylaw defended on grounds of fairness and no one seems to be arguing that the bylaw ensures a fair election process. In meeting its fiduciary responsibility to shareholders, the board should not be distracted from this fundamental issue. The board cannot avoid its obligation to set fair election rules by hiding behind the fact that the bylaws were around before this board came into office.

     We are convinced that the bylaw, if it must be tested in court, will be overthrown. The Fund is using the authority granted by Maryland's statute to accomplish a result that is precisely a result the Maryland legislature sought to avoid when it passed the current version of the statute. Indeed, the legislative history describes such results as `bizarre.' Their words, not mine, but I think the characterization is the right one. If no director nominee receives 50% of the outstanding vote at the Fund's annual meeting, the Fund's bylaw will create questions concerning the legitimacy of the Fund's board under both Maryland law and federal securities laws, and these questions will have to be resolved in court, casting a cloud over the Fund.

     Already the incumbent directors have a legacy at the Fund that is tarnished by unnecessary costs of a proxy contest and more unnecessary costs for a court case to defend a losing position on the NOBO list. In the end I am puzzled that a director of the Fund would be willing to further tarnish his legacy as a Fund director by making the Fund pay for litigation so the director can cling to office even after losing an election.

     So far the only result of the board's pathway over the last few months has been to enrich lawyers at the expense of the Fund's shareholders. If the board continues to take this approach, I can promise you that the Fund's shareholders will hold the board personally responsible for the results of their action.

     I look forward to your reply at your earliest convenience.

                                            Sincerely,

                                            /s/ Stewart R. Horesji

                                            Stewart R. Horejsi